EXHIBIT 99.1
PRESS RELEASE
US $

Resolute Reports Third Quarter 2022 Results
•Q3 GAAP net income of $87 million / $1.11 per diluted share
•Adjusted EBITDA of $157 million
•Net cash position at $145 million and liquidity at $1.3 billion at quarter-end
•Acquisition by Paper Excellence Group approved by stockholders
MONTRÉAL, CANADA, November 3, 2022 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income of $87 million, or $1.11 per diluted share, for the quarter ended September 30, compared to net income of $80 million, or $0.99 per diluted share, in the same period in 2021. Sales were $974 million in the quarter, an increase of $157 million from the year-ago period. Excluding special items, the company reported net income of $85 million, or $1.08 per diluted share, compared to net income of $67 million, or $0.84 per diluted share, in the third quarter of 2021.
Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.
Quarterly Operating Income Variance Against Prior Period
Consolidated
The company reported operating income of $124 million in the quarter, compared to $217 million in the second quarter. The $93 million reduction reflects lower realized prices in wood products ($185 million), partially offset by higher prices in the pulp, paper and tissue segments ($48 million), higher shipments in wood products ($40 million) and lower manufacturing costs ($12 million). The company also recorded higher selling, general and administrative expenses ($17 million), reflecting a higher share-based compensation expense and costs incurred in relation with the acquisition by the Paper Excellence Group.
On July 5, the Paper Excellence Group, through its wholly-owned subsidiary Domtar Corporation, a global diversified manufacturer of pulp and specialty, printing, writing, and packaging papers, entered into an agreement with Resolute to acquire all of the outstanding common shares of Resolute stock.
For additional information, a full description of the transaction is outlined in the definitive proxy statement of Resolute filed on September 20, 2022, with the U.S. Securities and Exchange Commission (or, the "SEC") at www.sec.gov and with the Canadian securities regulators on the System for Electronic Document Analysis and Retrieval at www.sedar.com and mailed to stockholders of Resolute beginning on September 20, 2022. Please also see Resolute's current reports on Form 8-K filed on July 6, 2022, July 7, 2022, August 4, 2022, October 25, 2022, October 27, 2022 and October 31, 2022 with the SEC.
Segment Operating Income Variance
Wood Products
The wood products segment generated operating income of $42 million in the quarter, a decrease of $138 million from the previous quarter. The average transaction price fell to $624 per thousand board feet, a $307 per thousand board feet, or 33%, decrease from the previous quarter. Wood products shipments increased by 88 million board feet, to 606 million, reflecting gradually improving rail car availability, leading to a 71 million board feet reduction in finished goods inventory, to 168 million at quarter-end. The operating cost per unit (or, the “delivered cost”) decreased by $25 per thousand board feet, or 4%. EBITDA in the segment declined by $138 million, to $53 million.
Market Pulp
The company generated operating income of $81 million in the market pulp segment, an increase of $40 million from the previous quarter. The average transaction price increased by $93 per metric ton, or 10%, to $1,025 per metric ton, with gains in all grades. The delivered cost decreased by $54 per metric ton, or 7%, mainly due to lower maintenance costs in the quarter.

Shipments increased by 5,000 metric tons and finished goods inventory remained relatively unchanged at 67,000 metric tons. EBITDA in the segment rose by $38 million, to $86 million.
Tissue
The tissue segment incurred an operating loss of $12 million in the quarter, compared to an operating loss of $9 million in the second quarter. The average transaction price increased by $72 per short ton, or 4%, but the delivered cost rose by 10%, mostly reflecting higher pulp prices. Shipments were 2,000 short tons lower and finished goods inventory increased by 1,000 short tons. Segment EBITDA decreased by $3 million, to negative $8 million.
Paper
The paper segment generated operating income of $52 million in the quarter, an increase of $15 million from the previous quarter. The average transaction price increased by $66 per metric ton, or 8%, reflecting more favorable market conditions. Shipments decreased by 34,000 metric tons, mostly reflecting inventory destocking in the prior quarter and lower productivity, and finished goods inventory increased by 7,000 metric tons due to shipment timing. The delivered cost was relatively unchanged as higher chemical prices were offset by lower maintenance costs. Segment EBITDA improved by $15 million, to $62 million.
Consolidated Quarterly Operating Income Variance Against Year-Ago Period
Operating income in the third quarter was $22 million higher than the same quarter of 2021. The variance includes higher selling prices for the market pulp, paper and tissue segments ($125 million) and higher shipments in wood products ($33 million). The company faced higher manufacturing costs ($99 million), mainly related to fiber ($46 million), maintenance and labor ($25 million) and energy prices ($24 million), as well as higher freight ($24 million). The company also recorded higher selling, general and administration expenses ($25 million), reflecting a higher share-based compensation expense and costs incurred in relation with the acquisition by Paper Excellence Group, and it benefited from a lower Canadian dollar ($12 million).
Corporate, Cash and Liquidity
The company generated $163 million of cash from operating activities in the quarter and it invested $31 million, net, in fixed assets.
With $446 million of quarter-end cash, liquidity stood at $1.3 billion. As a result, the company ended the quarter in a net cash position of $145 million.
By quarter-end, the company had recorded cumulative softwood lumber duty deposits of $535 million on the balance sheet, including $35 million paid in the quarter.
The company continues to assess the extent of the damage from a fire that started on October 6 at its Menominee (Michigan) recycled pulp mill, which resulted in the temporary idling of the facility. The company aims to restart the mill in the coming months. The company maintains insurance coverage for the mill, subject to customary deductible and limits. There was no injury in connection with the fire.
At the special meeting of stockholders held on October 31, Resolute’s stockholders approved the acquisition by the Paper Excellence Group. The closing of the transaction is expected in the first half of 2023, following regulatory approvals and satisfaction of other customary closing conditions, the receipt of which remain outstanding.
Earnings Conference Call
Due to the pending transaction with Paper Excellence Group, the company will not host a third quarter 2022 earnings conference call.

Description of Special Items

Special items	Third quarter
(in millions)	2022	2021
Closure costs, impairment and other related charges	$(1)	$—
Non-operating pension and other postretirement benefit costs (credits)	3	(3)
Other income, net	(37)	(20)
Income tax effect of special items	33	10
Total	$(2)	$(13)
Cautionary Statements Regarding Forward-Looking Information
Statements in this document that are not reported financial results or other historical information of Resolute Forest Products are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to the potential benefits of the proposed transaction between Resolute Forest Products and Domtar Corporation; the prospective performance and outlook of our business, performance and opportunities; the ability of the parties to complete the proposed transaction, the expected timing of completion of the proposed transaction; the impact of the coronavirus (or, “COVID-19”) pandemic and resulting economic conditions on our business, results of operations and market price of our securities; the impact on our future business results of the price volatility of our products; the logistics and transportation network constraints and the levels of inventory; and to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; estimated capital expenditures; environmental, social and governance (or, “ESG”) reporting; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “aim,” “continue” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute Forest Products’ shareholders.
The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs, and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, and performance to differ materially from those expressed or implied in this document include, but are not limited to: uncertainties as to the timing of the proposed transaction with Domtar Corporation; the risk that the proposed transaction with Domtar Corporation may not be completed in a timely manner or at all; the possibility that competing offers or acquisition proposals will be made; the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require us to pay a termination fee or other expenses; the inability to recover softwood lumber duty refunds in a timely manner or at all; the effect of the pendency of the proposed transaction on our ability to retain and hire key personnel, our ability to maintain relationships with our customers, suppliers and others with whom we do business and our business generally or our stock price; risks related to diverting management’s attention from our ongoing business operations; the impact of the COVID-19 pandemic on our business and resulting economic conditions; developments in non-print media, including changes in consumer habits, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the U.S., Canada or other countries in which we sell our products, including the effects of pandemics; global economic and political conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; impacts of inflation on the price of goods and services, including changes in the cost of purchased energy and other raw materials; any loss of important customers and resulting accounts receivable credit risk exposure; physical, financial, regulatory, transitional and litigation risks associated with global, regional, and local weather conditions, and climate change; financial, litigation, liability and reputational risks associated with ESG reporting; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in our employee relations or in employee attraction or retention, and workforce shortages; disruptions to our supply chain, operations, or the delivery of our products, including due to public health epidemics and workforce shortages; disruptions to our information technology systems including cybersecurity and privacy incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; increases of interest rates and changes relating to the London Interbank Offered Rate, which could impact our borrowings under our credit facilities; losses that are not covered by insurance; any additional closure costs and long-lived asset impairment or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets or any limitation of our use of certain tax attributes; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties set forth under Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022, as set forth under Part II, Item 1A, “Risk Factors,” of our quarterly report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 4, 2022, and as set forth under Part II, Item 1A, “Risk Factors,” of our quarterly report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 3, 2022, which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and resulting changes in consumer habits. In addition, please refer to the documents that Resolute files with the SEC on Forms 10-Q and 8-K.
All forward-looking statements in this document are expressly qualified by the cautionary statements contained or referred to in this document and in our other filings with the SEC and the Canadian securities regulatory authorities. We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.
About Resolute Forest Products
Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and papers, which are marketed in over 60 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.
Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts
Investors
Marianne Limoges
Treasurer and Vice President
Investor Relations
514 394-2217
ir@resolutefp.com
Media and Others
Seth Kursman
Vice President, Corporate Communications, Sustainability and Government Affairs
514 394-2398
seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$974	$817	$2,977	$2,830
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	653	554	1,847	1,642
Depreciation and amortization	34	42	101	123
Distribution costs	107	87	310	264
Selling, general and administration expenses	57	32	133	114
Closure costs, impairment and other related charges	(1)	—	8	2
Net loss on disposition of assets	—	—	2	—
Operating income	124	102	576	685
Interest expense	(5)	(5)	(16)	(16)
Non-operating pension and other postretirement benefit (costs) credits	(3)	3	(13)	8
Other income (expense), net (4)	37	20	95	(74)
Income before income taxes	153	120	642	603
Income tax provision (5)	(66)	(40)	(89)	(167)
Net income including noncontrolling interest	87	80	553	436
Net income attributable to noncontrolling interest	—	—	—	(1)
Net income attributable to Resolute Forest Products Inc.	$87	$80	$553	$435
Net income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$1.12	$1.00	$7.14	$5.44
Diluted	$1.11	$0.99	$7.07	$5.39
Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	77.5	79.4	77.4	80.0
Diluted	78.4	80.1	78.2	80.8
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions of U.S. dollars)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$446	$112
Accounts receivable, net:
Trade	297	257
Other	60	56
Inventories, net	609	510
Other current assets	49	54
Total current assets	1,461	989
Fixed assets, net	1,275	1,270
Amortizable intangible assets, net	57	57
Goodwill (2)	85	31
Deferred income tax assets	515	653
Operating lease right-of-use assets	54	54
Other assets	606	484
Total assets	$4,053	$3,538
Liabilities and equity
Current liabilities:
Accounts payable and other	$493	$421
Current portion of long-term debt	1	2
Current portion of operating lease liabilities	8	8
Total current liabilities	502	431
Long-term debt, net of current portion	300	300
Pension and other postretirement benefit obligations	991	1,151
Deferred income tax liabilities	2	—
Operations lease liabilities, net of current portion	48	51
Other liabilities	91	88
Total liabilities	1,934	2,021
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,811	3,807
Deficit	(456)	(1,009)
Accumulated other comprehensive loss	(1,015)	(1,062)
Treasury stock at cost	(224)	(222)
Total Resolute Forest Products Inc. shareholders’ equity	2,116	1,514
Noncontrolling interest	3	3
Total equity	2,119	1,517
Total liabilities and equity	$4,053	$3,538
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions of U.S. dollars)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income including noncontrolling interest	$553	$436
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	6	3
Depreciation and amortization	101	123
Deferred income taxes	85	167
Net pension contributions and other postretirement benefit payments	(34)	(71)
Gain on previously-held equity investments (2)	(42)	—
Net loss on disposition of assets	2	—
Loss (gain) on translation of foreign currency denominated deferred income taxes	42	(7)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(70)	6
Net planned major maintenance amortization (payments)	19	(15)
Changes in working capital:
Accounts receivable	(39)	(45)
Inventories	(81)	(48)
Other current assets	(19)	(11)
Accounts payable and other	48	34
Other, net	20	8
Net cash provided by operating activities	591	580
Cash flows from investing activities:
Cash invested in fixed assets	(68)	(79)
Cash invested in intangible assets	(3)	—
Acquisitions of businesses, net of cash acquired (2) (3)	(49)	—
Disposition of assets	5	—
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(138)	(128)
Other investing activities, net	—	3
Net cash used in investing activities	(253)	(204)
Cash flows from financing activities:
Issuance of long-term debt	—	300
Payment of special dividend	—	(79)
Repayments of debt	(2)	(557)
Purchases of treasury stock	(2)	(34)
Payments of financing fees	—	(7)
Other financing activities, net	—	2
Net cash used in financing activities	(4)	(375)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(7)	(1)
Net increase in cash and cash equivalents, and restricted cash	$327	$—
Cash and cash equivalents, and restricted cash:
Beginning of period	$152	$159
End of period	$479	$159
Cash and cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$446	$119
Restricted cash (included in “Other assets”)	$33	$40
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS
A reconciliation of our operating income, net income and net income per diluted share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended September 30, 2022	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$124	$87	$1.11
Adjustments for special items:
Closure costs, impairment and other related charges	(1)	(1)	(0.01)
Non-operating pension and other postretirement benefit costs	—	3	0.04
Other income, net	—	(37)	(0.47)
Income tax effect of special items	—	33	0.41
Adjusted for special items	$123	$85	$1.08

Three months ended September 30, 2021	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$102	$80	$0.99
Adjustments for special items:
Non-operating pension and other postretirement benefit credits	—	(3)	(0.04)
Other income, net	—	(20)	(0.24)
Income tax effect of special items	—	10	0.13
Adjusted for special items	$102	$67	$0.84

Nine months ended September 30, 2022	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$576	$553	$7.07
Adjustments for special items:
Closure costs, impairment and other related charges	8	8	0.10
Net loss on disposition of assets	2	2	0.03
Non-operating pension and other postretirement benefit costs	—	13	0.17
Other income, net	—	(95)	(1.21)
U.S. deferred income tax asset valuation allowance reversal	—	(105)	(1.34)
Income tax effect of special items	—	41	0.51
Adjusted for special items	$586	$417	$5.33

Nine months ended September 30, 2021	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$685	$435	$5.39
Adjustments for special items:
Closure costs, impairment and other related charges	2	2	0.02
Non-operating pension and other postretirement benefit credits	—	(8)	(0.10)
Other expense, net	—	74	0.92
Income tax effect of special items	—	(17)	(0.22)
Adjusted for special items	$687	$486	$6.01

RESOLUTE FOREST PRODUCTS INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
A reconciliation of our net income including noncontrolling interest to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended September 30, 2022	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$81	$(12)	$42	$52	$(76)	$87
Interest expense					5	5
Income tax provision					66	66
Depreciation and amortization	5	4	11	10	4	34
EBITDA	$86	$(8)	$53	$62	$(1)	$192
Closure costs, impairment and other related charges					(1)	(1)
Non-operating pension and other postretirement benefit costs					3	3
Other income, net					(37)	(37)
Adjusted EBITDA	$86	$(8)	$53	$62	$(36)	$157

Three months ended September 30, 2021	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$46	$(9)	$64	$16	$(37)	$80
Interest expense					5	5
Income tax provision					40	40
Depreciation and amortization	6	5	11	15	5	42
EBITDA	$52	$(4)	$75	$31	$13	$167
Non-operating pension and other postretirement benefit credits					(3)	(3)
Other income, net					(20)	(20)
Adjusted EBITDA	$52	$(4)	$75	$31	$(10)	$144

Nine months ended September 30, 2022	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$144	$(30)	$441	$114	$(116)	$553
Interest expense					16	16
Income tax provision					89	89
Depreciation and amortization	16	13	33	29	10	101
EBITDA	$160	$(17)	$474	$143	$(1)	$759
Closure costs, impairment and other related charges					8	8
Net loss on disposition of assets					2	2
Non-operating pension and other postretirement benefit costs					13	13
Other income, net					(95)	(95)
Adjusted EBITDA	$160	$(17)	$474	$143	$(73)	$687

Nine months ended September 30, 2021	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$80	$(18)	$690	$(15)	$(301)	$436
Interest expense					16	16
Income tax provision					167	167
Depreciation and amortization	18	14	32	46	13	123
EBITDA	$98	$(4)	$722	$31	$(105)	$742
Closure costs, impairment and other related charges					2	2
Non-operating pension and other postretirement benefit credits					(8)	(8)
Other expense, net					74	74
Adjusted EBITDA	$98	$(4)	$722	$31	$(37)	$810

RESOLUTE FOREST PRODUCTS INC.
Notes to the Unaudited Consolidated Financial Statement Information
1.    On July 5, 2022, Resolute and Paper Excellence Group, through its wholly-owned subsidiary Domtar Corporation (or, “Domtar”), entered into a business combination agreement (or, the “Transaction”) under which Domtar will acquire all of the issued and outstanding common shares of Resolute for $20.50 per share, in cash, without interest, and one contractual contingent value right per share (or, the “CVR”).
Under the CVR, stockholders will receive any refunds on approximately $500 million of deposits on softwood lumber duties paid by Resolute through June 30, 2022, including any interest thereon, net of certain expenses and of applicable taxes. Any proceeds attributable to the CVR will be distributed proportionally to the CVR holders, and the value will ultimately be determined by the terms and timing of the resolution of the softwood lumber dispute between Canada and the United States. The terms and timing of such resolution is uncertain.
On October 31, 2022, Resolute's stockholders approved the Transaction. The Transaction, which is subject to applicable regulatory approvals and the satisfaction of certain other customary closing conditions, is expected to close in the first half of 2023.
2.     On March 4, 2022 (or, the “Acquisition Date”), we acquired control of Resolute-LP Engineered Wood Larouche Inc. and Resolute-LP Engineered Wood St-Prime Limited Partnership (or, “Larouche and St-Prime”), that were previously held as 50% owned joint ventures, by acquiring the remaining 50% equity interests from Louisiana-Pacific Canada Ltd., a wholly-owned subsidiary of Louisiana-Pacific Corporation, for a cash consideration of $51 million (including $1 million of working capital adjustment, and net of cash acquired of $8 million). Larouche and St-Prime, which are engineered wood product facilities located in Quebec, produce I-joists for the construction industry. This acquisition solidifies our presence in the engineered wood product segment.
At the Acquisition Date, our previously-held equity investments of $17 million were remeasured at a fair value of         $59 million, which resulted in a gain of $42 million. The gain was recorded in “Other income (expense), net” in our Consolidated Statements of Operations for the nine months ended September 30, 2022.
3.     On April 1, 2022, we acquired a 34.5 megawatt power generation facility in Senneterre (Quebec) for $8 million,     including a contingent consideration. With this acquisition, we will maximize the use of biomass from our regional operations.
4.    Other income (expense), net for the three and nine months ended September 30, 2022 and 2021, was comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2022	2021	2022	2021
Foreign exchange gain	$37	$12	$45	$1
Gain (loss) on commodity contracts (1)	—	1	1	(85)
Income from equity method investments	—	8	7	12
Gain on previously-held equity investments (see Note 2 above)	—	—	42	—
Miscellaneous expense	—	(1)	—	(2)
	$37	$20	$95	$(74)
(1)    The loss for the nine months ended September 30, 2021, was principally related to lumber futures contracts; none of these contracts were outstanding as of September 30, 2022 and 2021.
5.    During the second quarter of 2022, after evaluating all available positive and negative evidence, although realization is not assured, we determined that it is more likely than not that the $105 million of the U.S. deferred income tax assets released during the second quarter, will be realized in the future prior to expiration.
6.    On October 6, 2022, a fire started at our Menominee (Michigan) recycled pulp mill, which resulted in the temporary idling of the facility. We cannot yet estimate the extent of the losses, but aim to restart the mill in the coming months. We maintain insurance coverage for the mill, which is subject to customary deductible and limits.

RESOLUTE FOREST PRODUCTS INC.
Note to the Reconciliations of Non-GAAP Measures
1.Operating income, net income and net income per diluted share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products and paper) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).
We calculate operating income, as adjusted for special items, as operating income from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges and gains or losses on disposition of assets that are excluded from our segment’s performance from GAAP operating income.
We calculate net income, as adjusted for special items, as net income from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income, in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, U.S. deferred income tax asset valuation allowance reversal (to offset future projected tax implications of the global intangible low-taxed income inclusion), and the income tax effect of special items.
EPS, as adjusted for special items, is calculated as net income, as adjusted for special items, per diluted share.
EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. Net income (loss) including non-controlling interest is equal to operating income (loss) for the segments. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.
Adjusted EBITDA means EBITDA, excluding the same special items (excluding tax items) applied to net income (loss).
We define net cash as cash and cash equivalents less total debt.
Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.
We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to compare our operations and financial performance from period to period. Operating income, net income, and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.